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                                                                     EXHIBIT 99


BANCTEXAS GROUP INC.                                               NEWS RELEASE
NATHAN C. Collins                                                  May 19, 1994
(214) 701-4700
    or
FIRST BANKS, INC.
Allen Blake
(314) 854-4635

                               First Banks, Inc.
                            to Invest $30 Million in
                             BancTEXAS Group Inc.

     BancTEXAS Group Inc., a bank holding company headquartered in Dallas, Texas ("BancTEXAS") and First Banks, Inc., a bank holding company headquartered in St. Louis, Missouri ("First Banks") jointly announced today that they had signed an agreement whereby First Banks will invest $30 million in BancTEXAS. Subject to regulatory approval and approval by BancTEXAS' stockholders at its Annual Meeting of Stockholders this summer, First Banks will purchase 37,500,000 shares ot BancTEXAS' Class B Common Stock for $.80 cents per share which is a premium to book value.

     Nathan C. Collins, Chairman of the Board, President and Chief Executive Officer of BancTEXAS stated: "The directors and management of BancTEXAS are extremely pleased to make this announcement. For the past seven years we have been principally engaged in returning the company to profitability, with acquisitions as a priority in order to achieve our goal. Time and again, the inability to offer cash has made it very difficult for us to participate in the competitive process of acquiring financial institutions in Texas. With this additional investment by First Banks we can be a force in this process while increasing our earnings long-term. We are particularly pleased to be able to affiliate BancTEXAS with First Banks which is profitable and one of the best managed banking organizations in the Midwest. This affiliation will enable us to increase earnings, reduce certain overhead costs, and offer additional services to customers in our markets."

     "We view this transaction as a win-win for everyone involved. Our customers will be offered new and expanded services from their current BancTEXAS bankers. Our stockholders should see improvement in earnings per share as we invest this cash and they will not suffer dilution since the price to be paid for the new stock exceeds the book value per share of our existing stock. The banking regulators will be pleased to note a significant improvement in BancTEXAS' condition which will result from this additional capital. BancTEXAS employees will have the excitement that comes from participating in the rebirth of their bank. First Banks will be poised to participate in the significant growth which can result from their investment in the excellent marketplace we call Texas."

     Mr. Collins indicated that he expects the consummation of this transaction in the third quarter of 1994, assuming that regulatory and stockholder approvals are obtained as anticipated.
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     James F. Dierberg, Chairman of the Board, President and Chief Executive
officer of First Banks stated: "For some time we have been searching for additional investment opportunities and we are very enthusiastic about the possibilities which Texas presents in the 1990s. The management strengths of BancTEXAS and its record of survival in the face of over-whelming odds have impressed us. We believe that our shared strengths will enable BancTEXAS to grow safely and soundly for the mutual benefit of First Banks and BancTEXAS' current stockholders. We look forward to many years of working together toward our mutual goals."

     Under the terms of the Agreement, BancTEXAS will ask its stockholders to approve the creation of a new class of stock to be known as its "Class B Common". This stock will not be registered with the SEC or listed on any stock exchange for at least five years. After five years First Banks will have the right to convert each share of Class B Common into one share of regular common. As a result, this Class B Common will not be freely tradeable during this five-year period.

     BancTEXAS' existing stockholders will continue to own all of the regular common stock of the company, the terms of which will remain unchanged. After consummation of this transaction BancTEXAS' existing stockholders will own approximately 40% and First Banks will own approximately 60% of the number of fully diluted shares. Both the regular common and the Class B Common will be entitled to one vote per share.

     Dividends, if any, paid by BancTEXAS on the Class B Common must be less than those paid an BancTEXAS' existing common stock. Under an agreed formula, when BancTEXAS' earnings permit, the regular common shares must receive three cents per share of dividends before any dividends are paid on the Class B Common. Thereafter, additional dividends per share will be equal.

     To satisfy certain bank regulatory requirements, First Banks intends to maintain its ownership position in BancTEXAS in excess of 50% of the total number of shares actually issued and outstanding. To achieve this goal, the parties have agreed that for seven and one-half years after the consummation of this transaction, any time that BancTEXAS issues additional shares of its regular common stock, First Banks will have the right to purchase additional shares of the Class B Common so as to maintain at least 55% percent ownership of the total. The price has been set according to a formula based on the book value per share of BancTEXAS' common stock at the time of future issuances of stock. For five years, First Banks shall pay 106.67% of BancTEXAS' tangible common equity per share for Class B common. In the sixth year the price increases to the lower of 113% of BancTEXAS' tangible common equity per share or the market price per share. Thereafter, the price increases to the lower of 120% of BancTEXAS' tangible common equity per share or the market price.

     With the $30 million investment from First Banks, BancTEXAS intends to continue its announced goal of acquiring other Texas-based financial institutions for cash and/or stock.